Exhibit 21

APA Enterprises, Inc. had one subsidiary as of September 30, 2007, as set forth below.  The subsidiary is wholly-owned by APA Enterprises, Inc.

Name	Jurisdiction of Incorporation
APA Cables and Networks, Inc.	Minnesota